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Exhibit 99.(a)(1)(M)

Dear TDC shareholder: We would like to buy your shares

  •
  Nordic Telephone Company hereby reminds all shareholders of TDC A/S about our tender offer of DKK 382 per share in cash.

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  The offer ends on the morning of 12 January 2006, so the deadline for Danish shareholders for accepting the tender offer via acceptance to their banks is Wednesday, 11 January 2006.

  •
  TDC's Board of Directors recommends that the shareholders accept our tender offer.

  •
  Offer document, acceptance form and additional information: www.nordictelephone.dk

Yours sincerely
 Nordic Telephone Company

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  Exhibit 99.(a)(1)(M)